NEWS RELEASE

For further information contact:       For immediate release
J. P. Causey
Senior Vice President, Secretary & General Counsel
804-697-1166

Susan G. Greenbaum
Assistant Vice President, Communications
804-697-1110

     Chesapeake announces possible sale of kraft products mill

Richmond, VA, April 2, 1997 -- Chesapeake Corporation (NYSE:CSK) announced today that it has reached preliminary agreement in principle with St. Laurent Paperboard Inc. (Toronto and Montreal:SPI) regarding St. Laurent's purchase of Chesapeake's West Point, VA, kraft products mill, four box plants and other related assets for approximately $508 million. The proposed transaction would represent a major step forward in Chesapeake's long-term business strategy of focusing on its faster-growing packaging and tissue operations.

Under the terms of the proposed transaction, Chesapeake would retain ownership of its timberlands and would enter into a 15-year agreement to supply the West Point mill with a substantial portion of its virgin fiber requirements at market prices. St. Laurent would also enter into a five-year agreement to supply paper at market prices to Chesapeake's packaging operations. Chesapeake said the Corporation expects to record a gain on the sale upon the closing of the transaction.

Chesapeake Corporation, headquartered in Richmond, VA, is a diversified packaging and paper company whose primary businesses are packaging, tissue and kraft products. St. Laurent, headquartered in Montreal, Quebec, Canada, is a North American supplier and manufacturer of paperboard products, with sales in Canada, the United States and selected international markets.
St. Laurent is a producer of high-strength, white-top linerboard, one of the principal products manufactured by Chesapeake's West Point mill.

J. Carter Fox, Chairman, President and Chief Executive Officer of Chesapeake, said, "The decision to consider the purchase offer initiated by St. Laurent for the West Point mill, which embodies the historic roots of our Company, was an extremely difficult one. After thoroughly re-examining our Vision 2000 strategy, however, management and the Board of Directors have concluded that a sale of the mill and related assets on the terms currently being discussed would be in the best interest of the Company and its shareholders.

"This deal is positive for both parties," said Mr. Fox, "as it is consistent with the strategies of each company. When the sale of the West Point mill and related assets is completed, Chesapeake will be a highly focused, growth-oriented company with reduced capital intensity and cyclicality; our focus will be on our specialty packaging and recycled tissue businesses, in which we hold significant market shares.

"In our packaging business," Mr. Fox explained, "we will emphasize growth in specialty packaging, including point-of-sale display areas, where we offer our customers a product partnership that provides a total merchandising solution and a commitment to global expansion.

"In our recycled tissue business," Mr. Fox continued, "we will continue to concentrate our efforts on the commercial and industrial markets where we have an established reputation as a superior producer and provider of high-quality napkin, tissue and toweling products for the away-from-home market.

"For St. Laurent," Mr. Fox continued, "the West Point mill and its related assets are wonderful additions that bolster St. Laurent's strategy of expanding its presence in the value-added packaging products market, particularly the white-top linerboard market. Ownership of this mill and box plants will contribute to St. Laurent's growth as an integrated player in white-top and linerboard. The West Point mill has a bright outlook for growth and resources as part of a company that is focusing its capital and management resources on the kraft products business. The West Point mill would be a major component of St. Laurent's operations and its growth strategy; this role should benefit the mill's employees, customers, suppliers and the entire West Point community."

The four box plants involved in the transaction are located in Richmond, VA; Roanoke, VA; Baltimore, MD; and North Tonawanda, NY. The total operations to be sold employ approximately 1,750 people. The annual manufacturing capacity of the West Point mill is about 960,000 tons of kraft pulp and paper products.

The anticipated sale price of approximately $508 million would consist of at least $425 million in cash and up to $75 million of St. Laurent common stock. St. Laurent would also assume approximately $8 million of tax-exempt debt.

Mr. Fox concluded, "Funds received from the transaction will be used to reduce debt, expandthe Company's stock repurchase program and finance growth opportunities internally and through acquisitions."

Certain terms of the proposed transaction are still in negotiation. Consummation of the proposed transaction with St. Laurent is contingent on final negotiation and execution of a definitive purchase agreement; due diligence; approval of both companies' boards of directors; and the successful completion of St. Laurent's financing initiatives, as well as other customary conditions to closing, including regulatory approvals.

Closing of the proposed sale is expected in early May.